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                                                                      EXHIBIT 5


                               FAEGRE & BENSON LLP
                               2200 Norwest Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                                  612-336-3000



                               November 12, 1999



Board of Directors
IntraNet Solutions, Inc.
8901 Wallace Road
Eden Prairie, Minnesota 55344


         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 386,576 shares of Common Stock, par value $.01 per share (the "Shares"), of IntraNet Solutions, Inc., a Minnesota corporation (the "Company"), pursuant to the InfoAccess 1990 Stock Option Plan, as amended, and the InfoAccess 1995 Stock Option Plan, as amended, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,



                                         /s/ FAEGRE & BENSON LLP